EXHIBIT 5

July 13, 2018

Quest Resource Holding Corporation

3481 Plano Parkway

The Colony, TX 75056

Re:	Securities Being Registered under Registration Statement on Form S-8

Ladies and Gentlemen:

As legal counsel to Quest Resource Holding Corporation, a Nevada corporation (the “Company”), we have assisted in the preparation of the Company’s Registration Statement on Form S-8 (the “Registration Statement”), to be filed with the Securities and Exchange Commission on or about July 13, 2018, in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 900,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), available for issuance under the Company’s 2012 Incentive Compensation Plan, as amended and restated (the “Plan”).

With respect to the opinion set forth below, we have examined originals, certified copies, or copies otherwise identified to our satisfaction as being true copies, only of the following:

A.    The Third Amended and Restated Articles of Incorporation of the Company, as currently in effect;

B.    The Second Amended and Restated Bylaws of the Company, as currently in effect;

C.    Resolutions of the Board of Directors of the Company adopting the Plan and authorizing the issuance of the Shares;

D.    The Plan;

E.    Minutes of the July 6, 2017 Annual Meeting of Stockholders of the Company, at which the stockholders approved an amendment to the Plan as adopted by the Board of Directors of the Company; and

F.    The Registration Statement.

For purposes of the opinion expressed below, we have assumed that a sufficient number of authorized but unissued shares of Common Stock will be available for issuance when the Shares are issued.

Subject to the assumptions that (i) the documents and signatures examined by us are genuine and authentic, and (ii) the persons executing the documents examined by us have the legal capacity to execute such documents, and subject to the further limitations and qualifications set forth below, based solely upon our review of items A through F above, it is our opinion that the Shares have been duly authorized and will be validly issued, fully paid, and nonassessable when issued and sold in accordance with the terms of the Plan.

We express no opinion as to the applicability or effect of any laws, orders, or judgments of any state or other jurisdiction other than federal securities laws and the substantive laws of the state of Nevada, including judicial interpretations of such laws. Further, our opinion is based solely upon existing laws, rules, and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof.

Greenberg Traurig, LLP | Attorneys at Law | 2375 East Camelback Road, Suite 700 | Phoenix, Arizona 85016 | Tel. 602.445.8000 | Fax 602.445.8100

Quest Resource Holding Corporation

July 13, 2018

We hereby consent to the inclusion of this opinion as Exhibit 5 to the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Greenberg Traurig, LLP

GREENBERG TRAURIG, LLP